Pledge Agreement dated January 31, 2000

     Agreement, dated January 31, 2000, by and between Robert A. Zummo ("Zummo") residing at 9475 Falls Creek Main, Durango CO 81301, and Safety Components International, Inc. ("SCI"), a Delaware Corporation.

     WHEREAS, Zummo is the principal shareholder of Valentec International Limited ("VIL"), a United Kingdom corporation;

     WHEREAS, VIL has an account payable (the "A/P") to SCI equal to one million one hundred fifty one thousand three hundred fourteen dollars and eleven cents ($1,151,314.11);

     WHEREAS, Zummo desires to provide certain collateral to secure such account payable and to otherwise provide certain assurances to SCI relating to the payment of such account payable;

     NOW, THEREFORE, the parties agree as follows:

     1. As collateral security for the A/P, Zummo hereby pledges and assigns to SCI, and grants to SCI a continuing first priority security interest in, and first priority lien on, all of Zummo's right, title and interest in and to the following (the "Pledged Collateral"):

     (a) the 976,576 shares of Common Stock of SCI owned by Zummo (the "Pledged Shares"), any securities into which the Pledged Shares are or may become exchangeable or convertible by merger, reorganization or otherwise, all other rights, contractual or otherwise, in respect thereof and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

     (b) all additional shares of stock, at any time and from time to time acquired by the Pledgor, of SCI in connection with any stock dividend, stock split, reclassification, recapitalization or other similar change relating to the Pledged Shares, the certificates representing such additional shares, all other rights, contractual or otherwise, in respect thereof and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional shares; and

     (c) All proceeds of any and all of the foregoing.

     2. Security for A/P. The security interest and lien created hereby in the Pledged Collateral constitutes continuing collateral security for the full payment by VIL of the A/P.

     3. Delivery of the Pledged Collateral. All certificates currently representing any Pledged Shares shall be delivered to SCI on or prior to the execution and delivery of this Agreement. If Zummo shall receive, by virtue of being an owner of the Pledged Collateral any stock certificate, promissory note or other instrument, or dividend or other distribution, Zummo shall receive such certificate, note, instrument, dividend or distribution in trust for the benefit of SCI and shall deliver it

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forthwith to SCI in the exact form received,  with any necessary  indorsement or stock powers duly executed in blank to be held by SCI as further security for the A/P.

     4. Representation of Zummo. Zummo owns the Pledged Collateral free and clear of all liens, claims and encumbrances. This agreement creates a valid security interest in favor of SCI.

     5. Agreement Not To Sell. Zummo agrees not to sell or otherwise encumber the Pledged Collateral during the term of this Agreement.

     6. Cause VIL to Pay A/P out of proceeds of Saudi Receivable. Upon receipt by VIL of payments under the existing contract between Saudi Arabia and VIL, estimated to be approximately five hundred sixty four thousand dollars ($564,000), Zummo agrees to cause VIL to promptly deliver such payment or payments to SCI to be applied against any amounts then owing to SCI under the A/P.

     7. Partial Release of Pledged Collateral. Upon receipt by SCI of any partial payment of the A/P, whether from VIL or Zummo, or any cash dividend on the Pledged Collateral (which dividend shall be applied as a payment against the A/P), SCI shall promptly release a portion of the Pledged Collateral having a value equal to such payment or payments. Such value shall be determined on the basis of the closing sale price of the Pledged Collateral on NASDAQ or the OTC Bulletin Board or comparable service on the day of such payment to SCI and if no reliable quotation is then available, such value shall be determined by the Board of Directors of SCI in good faith. Notwithstanding the foregoing, no release of collateral shall be made if the remaining collateral has a value, as determined in accordance with this paragraph, of less than the remaining amount of the A/P.

     8. Full Release of Pledged Collateral. If the A/P is paid in full on or prior to January 17, 2001, all Pledged Collateral shall be promptly returned by SCI to Zummo.

     9. Retention of Collateral by SCI if Full Payment is Not Made. In the event full payment of the A/P is not made by VIL and/or Zummo on or prior to January 17, 2001, SCI shall apply any Pledged Collateral then held by it under this agreement against the then remaining amount of the A/P. The Pledged Collateral shall be valued for such purposes as determined in accordance with paragraph 7. Such valuation shall be made on January 17, 2001. SCI shall have the right after January 17, 2001, to retain the remaining Pledged Collateral as treasury shares or to sell the Pledged Collateral in satisfaction of all or a portion of the A/P. If SCI sells the shares, it shall consummate such sale not later than May 17, 2001 and the value shall be redetermined based upon the net proceeds (i.e. gross proceeds less expenses of sale, including brokerage or underwriting commissions) received by SCI. Any excess Pledged Collateral shall be promptly returned by SCI to Zummo.

     10. Nonrecourse to Zummo. Nothing in this Agreement shall be construed as a personal guaranty by Zummo of the payment of the A/P to SCI. In the event the value of the

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Pledged Collateral is insufficient to satisfy the then remaining amount of the
A/P, Zummo shall not be personally liable for the deficiency. SCI shall have the right to pursue remedies against VIL for such deficiency.

     11. Duty of SCI. Other than the exercise of reasonable care to assure the safe custody of the Pledged Collateral while held hereunder and except as required by law, SCI shall have no duty or liability to preserve rights pertaining thereto and shall be relieved of all responsibility for the Pledged Collateral upon surrendering it or tendering surrender to Zummo.

     12. Voting of Pledged Collateral. Zummo shall have the right to exercise all voting, consensual and other similar rights associated with the Pledged Collateral prior to January 17, 2001. After such date, Zummo shall exercise such rights only in respect of the excess Pledged Collateral. The Board of Directors shall determine the amount of such excess in good faith within ten business days of such date.

     13. Miscellaneous.

     (a) No failure of SCI to exercise, and no delay in exercising any right hereunder, shall operate as a waiver hereof, nor shall any single or partial exercise preclude any other or future exercise thereof or the exercise of any other right.

     (b) Section headings are for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     (c) This Agreement shall be governed by the laws of the State of New York without regard to any conflict of law provisions thereof.

     (d) This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors (including by merger), assigns, heirs and legal representatives.


     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.


                                          __________________________________
                                                    Robert A. Zummo

                                          Safety Components International, Inc.

                                          By: ______________________________